Exhibit 10.2.2
SHARE PURCHASE AGREEMENT
RELATING TO BIWATER SUPPLY LIMITED
DATED 27 JUNE 2006
The Parties hereby agree that further to the Share Purchase Agreement (“the Agreement”) dated 27 June 2006, in accordance with Clause 3 of the Agreement, the fair market value of Biwater Supply Limited is US$ 14,340,000 and this has been arrived based on the methodology, assumptions and calculations as set out in the attached Paper entitled “VALUATION OF AGUAS DE PANAMA” dated 22 November 2006. Therefore prior to 26 December 2006 Cascal B.V. shall pay to Biwater Plc an additional US$ 640,000 which is the difference between the Purchase Price of US$ 14,340,000 and the Initial Purchase Consideration of US$ 13,700,000.
AGREED AND SIGNED IN DORKING, SURREY ON 23 NOVEMBER, 2006

/s/ David Lawrence Magor For and on behalf of the Sellers	/s/ Stephane Marcel Jean Richer For and on behalf of the Purchaser
Mr. David Lawrence Magor	Mr. Stephane Marcel Jean Richer